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                                                                    EXHIBIT 99.1




                  NOBLE DRILLING CONDUCTS CONSENT SOLICITATION

         HOUSTON, Texas -- September 6, 1996 -- Noble Drilling Corporation announced that it was soliciting consents, upon the terms and subject to the conditions set forth in a Consent Solicitation Statement dated September 6, 1996, to the execution of a First Supplemental Indenture effecting certain proposed amendments to the Indenture dated as of October 1, 1993 between the Company and Texas Commerce Bank National Association, as trustee, pursuant to which the 9 1/4% Senior Notes Due 2003 of the company were issued. The consents are being solicited from holders of record of the 9 1/4% Senior Notes as of 5:00 P.M., New York City time, on Thursday, September 5, 1996 (the "record date") and are due prior to 5:00 P.M., New York City time, on Friday, September 27, 1996, unless the solicitation period is extended by the company.

         The purpose of the proposed amendments is to make the definitions, covenants and events of default contained in the indenture governing the 9 1/4% Senior Notes consistent with those contained in the Indenture dated as of July 1, 1996 between the Company and Texas Commerce Bank National Association, as trustee, governing the company's 9 1/8% Senior Notes due 2006. The company issued $125,000,000 principal amount of 9 1/8% Senior Notes due 2006 on July 1, 1996.


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         The changes sought to be effected by the proposed amendments will not alter the company's obligation to pay the principal of or interest on the 9 1/4% Senior Notes or alter the stated interest rate or maturity date of the 9 1/4% Senior Notes. The terms and conditions of the consent solicitation are contained in a Consent Solicitation Statement dated this date which is being distributed to the holders of record of 9 1/4% Senior Notes as of the record date.

         Noble Drilling Corporation is a major drilling contractor with offshore and land operations in the United States, Canada, Mexico, the United Kingdom, Africa, the Middle East, South America and India. The company's Common Stock and $1.50 Convertible Preferred Stock are traded on the New York Stock Exchange under the symbols "NE" and "NEpf," respectively.

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For additional information, contact:
Byron L. Welliver, Senior Vice President - Finance, Treasurer
      and Controller
Noble Drilling Corporation, 713-974-3131